Exhibit 3.13
CERTIFICATE OF INCORPORATION
OF
INVACARE CANADIAN HOLDINGS, INC.
FIRST
     The name of the Corporation is Invacare Canadian Holdings, Inc.
SECOND
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is CT Corporation System.
THIRD
     The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. In connection therewith, the Corporation shall possess and exercise all of the powers and privileges granted by the Delaware General Corporation Law or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
FOURTH
     The total number of shares of stock which the Corporation shall have the authority to issue is One Thousand Five Hundred (1,500) shares of Common Stock, $.01 par value per share.

FIFTH
     The name and mailing address of the sole incorporator of the Corporation is as follows:

NAME	MAILING ADDRESS

Carol Braunschweig	1400 McDonald Investment Center Cleveland, OH 44114-2688
SIXTH
     The board of directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.
SEVENTH
     Section 203 of the Delaware General Corporation Law shall not apply to any business combination (as defined in Section 203(c)(3) of the Delaware General Corporation Law, as amended from time to time, or in any successor thereto, however denominated) in which the Corporation shall engage.
EIGHTH
     The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided, that such director liability shall not be limited or eliminated (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true under penalties of perjury, and accordingly I have hereunto set my hand this 29th day of July, 2003.

/s/ Carol Braunschweig
Carol Braunschweig